EX-99.g.4 CUST AGREEMT

                                                                [EXHIBIT (g)(4)]


                       FIRST AMERICAN STRATEGY FUNDS, INC.

               COMPENSATION AGREEMENT DATED AS OF OCTOBER 1, 1996
                         PURSUANT TO CUSTODIAN AGREEMENT

         WHEREAS, First American Strategy Funds, Inc., a Minnesota corporation (hereinafter called the "Fund"), and First Trust National Association, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (hereinafter called the "Custodian"), previously entered into that Custodian Agreement dated as of October 1, 1996 (the "Custodian Agreement"); and

         WHEREAS, Article 12 of the Custodian Agreement provides that the Custodian shall be paid compensation at such rates and at such times as may from time to time be agreed on in writing by the parties thereto; and

         WHEREAS, the Fund and the Custodian wish to make provision for the compensation to be paid by the Fund to the Custodian with respect to the respective series of the Fund.

         NOW, THEREFORE, the Fund and the Custodian agree as follows:

         1. The compensation payable to the Custodian pursuant to the Custodian Agreement with respect to Income fund, Growth and Income Fund, Growth Fund, and Aggressive Growth Fund, shall be payable monthly at the annual rate, as a percentage of the respective series' average daily net assets, of 0.03%.

         2. This Compensation Agreement restates and supersedes all prior compensation agreements pursuant to Article 12 of the Custodian Agreement.

         IN WITNESS WHEREOF, the Fund and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.

                                      FIRST AMERICAN STRATEGY FUNDS, INC.
                                      BY: ___________________________________
                                         Its: _______________________________

                                      FIRST TRUST NATIONAL ASSOCIATION
                                      By:  __________________________________
                                         Its:  ______________________________


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